EXHIBIT 99.1
AMERICAN PACIFIC CORPORATION
Fiscal 2006 Third Quarter Financial Results
Contact: John Gibson — (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www. apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2006 THIRD QUARTER
RESULTS and INVESTOR TELECONFERENCE
LAS VEGAS, NEVADA, August 1, 2006 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2006 third quarter and nine months ended June 30, 2006.
FINANCIAL HIGHLIGHTS
Quarter Ended June 30, 2006
•	Revenues increased 240% to $42.8 million from $12.6 million in the prior year quarter.

•	Net loss from continuing operations improved to $0.9 million compared to $15.7 million in the prior year quarter.

•	Diluted loss per share from continuing operations was $0.12 compared to a diluted loss per share from continuing operations of $2.15 for the prior year quarter.

•	The prior year quarter includes an after tax charge for environmental remediation of $14.1 million or $1.93 per diluted share.

•	EBITDA, excluding environmental remediation charges, was $7.7 million compared to an EBITDA loss of $1.3 million for the prior year quarter.
Nine Months Ended June 30, 2006
•	Revenues increased 138% to $99.1 million from $41.6 million in the prior year quarter.

•	Net loss from continuing operations was $4.3 million compared to $16.5 million in the prior year period.

•	Diluted loss per share from continuing operations was $0.58 compared to a diluted loss per share from continuing operations of $2.26 for the prior year period.

•	The current period includes an after tax charge for environmental remediation of $1.7 million or $0.24 per diluted share.

•	The prior period includes an after tax charge for environmental remediation of $14.1 million or $1.93 per diluted share.

•	EBITDA, excluding environmental remediation charges, was $16.8 million compared to $0.0 million for the prior year period.
On November 30, 2005, we completed the acquisition of the Aerojet Fine Chemicals business of GenCorp, Inc. for approximately $127.9 million. The operations are now conducted through our wholly-owned subsidiary, Ampac Fine Chemicals LLC or AFC. The financial results of AFC, which are reported as our Fine Chemicals segment, are included in our consolidated operating results beginning December 1, 2005.
In June 2006, our board of directors approved and we committed to a plan to sell our joint venture interest in Energetic Systems, Inc. (“ESI”), based on our determination that ESI’s product lines are no longer a strategic fit with our business strategies. The carrying amount of ESI’s assets and liabilities are reported as held for sale as of June 30, 2006. Revenues and expenses associated with ESI’s operations are presented as discontinued operations for all periods presented. ESI was formerly reported within our Specialty Chemicals operating segment.
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3770 HOWARD HUGHES PARKWAY • SUITE 300 • LAS VEGAS, NV 89169
PHONE (702) 735-2200 • FAX (702) 735-4876
Exhibit 99.1 - pg. 1

CONSOLIDATED RESULTS OF OPERATIONS
Revenues — The increase in our consolidated revenues reflects the inclusion of AFC beginning December 1, 2005 and increases from each of our existing operating segments, with the exception of Other Businesses revenues, which declined for the nine-month period because our real estate sales were completed in fiscal 2005.
Cost of Revenues and Gross Margins — Cost of revenues increased $21.4 million, or 225%, to $30.9 million for the fiscal 2006 third quarter from $9.5 million for the third quarter of fiscal 2005. The gross margin percentage was 28% compared to 24%.
For the nine months ended June 30, 2006, cost of revenues was $70.3 million, an increase of $41.9 million or 148% compared to the prior fiscal year third quarter. Gross margin percentage was 29% for the nine months ended June 30, 2006 compared to 32% for the prior fiscal year period. The following factors affect our consolidated gross margin comparisons:
•	Gross margin percentage for our Specialty Chemicals and Aerospace Equipment segments improved in fiscal 2006 compared to the prior year periods primarily due to higher pricing of Specialty Chemicals products and better manufacturing overhead absorption for Aerospace Equipment.

•	While AFC contributes significant gross margin dollars, its gross margin percentage is less than that of our Specialty Chemicals segment. The effect of including AFC in fiscal 2006 is a reduction in the consolidated gross margin percentage.

•	Gross margin from our Other Businesses segment declined in fiscal 2006. The fiscal 2005 nine-month period includes a significant real estate sale which contributed approximately 5 margin points to the prior year consolidated gross margin percentage.
Operating Expenses — Operating expenses increased $4.4 million, or 76%, in the third quarter of fiscal 2006 to $10.2 million from $5.8 million in the third quarter of fiscal 2005. For the nine months ended June 30, 2006, operating expenses were $26.5 million, an increase of $9.0 million or 52% compared $17.5 million for the prior fiscal year period. The increases in operating expenses reflect:
•	The addition of AFC operating expenses beginning December 1, 2005, which include $3.3 million of amortization expense for acquired intangible assets.

•	Increases in corporate expenses primarily due to higher insurance costs.

•	Increases in Aerospace Equipment operating expenses consistent with the growth in their business.

•	Decreases in Specialty Chemicals operating expenses. The fiscal 2005 periods include environmental expenses to evaluate our Henderson remediation project that were incurred prior to the initial charge and commencement of the project.
Interest and Other Income and Interest Expense — Other income for the nine months ended June 30, 2006 includes a gain of $0.6 million related to the sale of our interest in a real estate partnership. Interest expense increased substantially during fiscal 2006 due to indebtedness we incurred financing our AFC acquisition on November 30, 2005.
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 - pg. 2

SEGMENT HIGHLIGHTS
Specialty Chemicals Segment
Quarter Ended June 30, 2006
•	Revenues increased 19% to $11.1 million from $9.3 million.

•	Operating profit improved to $1.6 million from $0.9 million.
Nine Months Ended June 30, 2006
•	Revenues increased 14% to $32.3 million from $28.3 million.

•	Operating profit improved to $8.5 million from $4.0 million.
For the fiscal 2006 periods, the increase in revenues is substantially due to an increase in the average price for Grade I AP, despite a decline in volume compared to the prior fiscal year periods. Our azide and Halotron product lines also reported nominal revenue increases.
The improvement in operating profit reflects higher gross margins on our perchlorate products due to price increases and reduced environmental costs, a decrease in operating losses generated by our azide products, and consistent, yet nominal, performance from our Halotron products.
Based on the most current information from our customers, we continue to believe that over the next several years, overall demand for Grade I AP will be largely driven by requirements of the Minuteman program which should provide a stable base for our Grade I AP revenues. Grade I AP demand could also be influenced if there is a substantial increase in Space Shuttle flights. However, it is our expectation that our customers’ Grade I AP inventories are currently sufficient to sustain nominal Space Shuttle activity for the next several years. In the long-term, Grade I AP demand should be driven by the timing of the retirement of the Space Shuttle fleet, the development of the new crew launch vehicle (“CLV”) and the number of CLV launches, and the development and testing of the new heavy launch vehicle (“HLV”) used to transport material and supplies to the International Space Station and the Moon.
Fine Chemicals Segment
Quarter Ended June 30, 2006
•	Revenues were $25.9 million.

•	Operating profit was $3.8 million and EBITDA was $8.2 million.

•	Revenues of $25.9 million increased 120% compared to pro forma(b) revenues of $11.8 million for the prior year period.
Nine Months Ended June 30, 2006
•	Revenues(a) were $50.0 million.

•	Operating(a) profit was $4.4 million and EBITDA was $14.3 million.

•	Pro forma(b) revenues of $68.2 million increased 72% compared to pro forma(b) revenues of $39.6 million for the prior year period.
(a)	Revenues and operating profit for the nine months ended June 30, 2006 reflect seven months of AFC operations from December 1, 2005.

(b)	Pro forma revenues assumes that AFC was acquired effective October 1, 2004.
The revenue increase at AFC includes increases for each of its primary technology groups; energetic chemistry, high potency compounds, and chiral compounds. One factor that contributed to the revenue
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AMERICAN PACIFIC CORPORATION

Exhibit 99.1 - pg. 3

increase in the fiscal 2006 periods is an improvement in the cycle time of a significant product that resulted in more product being manufactured and sold. In addition, a number of AFC’s products require multiple steps of chemistry. As a result, production of the final product can span several quarters. The third quarter of fiscal 2006 includes revenue associated with the completion of these products. Conversely, the third quarter of fiscal 2005 included a substantial amount of work effort on intermediates, which resulted in revenue recognition in subsequent periods.
In late February 2006, AFC commissioned its newest production facility, including one of the world’s largest 5 x 1000 mm multicolumn continuous chromatography (MCC) units and related equipment. The new facility contributes significantly to AFC’s capabilities in the area of commercial scale chromatography and is a key element of the Company’s goal to maintain its leadership position in this specialized area of chemical processing. The addition of this new MCC unit allows AFC to process multi ton quantities of registered intermediates and active pharmaceutical ingredients for the pharmaceutical industry. Sales resulting from operations in this new facility began in the third quarter.
AFC has a record-level of customer orders and continues to operate its facilities at near capacity. Fiscal 2006 is a building year for AFC that includes the construction of the new production facility, and related costs associated with its development and integration into the business, as well as costs associated with transition services and the integration of AFC into our company. Looking beyond fiscal 2006, we expect AFC will continue to experience growth in revenues and operating profit.
Aerospace Equipment Segment
Quarter Ended June 30, 2006
•	Revenues increased 84% to $5.2 million from $2.8 million.

•	Operating profit improved to $0.4 million from an operating loss of $0.1 million.
Nine Months Ended June 30, 2006
•	Revenues increased 53% to $13.4 million from $8.7 million.

•	Operating profit improved to $0.8 million from an operating loss of $0.4 million.
Our Aerospace Equipment segment continues to enjoy strong levels of both commercial and government new order bookings which are driving increases in revenues. The segment’s profitability is also improving due to better absorption of fixed manufacturing costs at these higher revenue levels. Successful new bookings include contracts from Space Systems/Loral for AMPAC-ISP’s 5-lbf Platinum/Rhodium thruster to be used on communications satellites.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Operating Cash Flows — Cash flow from operating activities for the nine months ended June 30, 2006, was $1.1 million compared to $2.4 million for the prior year period.
Significant changes in non-cash items in loss from continuing operations include:
•	An increase in depreciation and amortization to $14.2 million from $4.2 million largely due to the AFC acquisition.

•	Non-cash interest expense of $2.3 million that includes payment-in-kind interest and amortization of debt issuance costs.

Significant items that reduce cash flow from operations include:
Cash used to fund increases in working capital (primarily accounts receivable, inventories, and accounts payable) of $9.1 million.
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 - pg. 4

•	Expenditures for environmental remediation activities of $5.7 million.
For the remainder of fiscal 2006, we expect to use cash provided by operations to fund approximately $1.2 million for the remaining construction phase of our remediation project. Once the project moves to its operating and maintenance phase, cash usage should decline to approximately $0.8 million annually for the next several years.
Investing Cash Flows — For the nine months ended June 30, 2006, cash used for investing activities includes:
•	The cash component of our AFC Acquisition of $108.5 million.

•	An increase in capital expenditures to $13.4 million from $1.4 million in the prior year period largely due to capital projects at AFC. We expect to use approximately $3.0 million for capital expenditures through the remainder of fiscal 2006.
Credit Facilities and Seller Subordinated Note — In connection with our acquisition of AFC we entered into a $75 million first lien credit agreement and a $20 million second lien credit agreement (collectively, the “Credit Facilities”). The Credit Facilities are collateralized by substantially all of our assets and the assets of our domestic subsidiaries. The first lien credit facility includes a $10 million revolving credit line, of which we had outstanding borrowings of $4.0 million as of June 30, 2006. The Credit Facilities contain, among other provisions, financial covenants, events which require prepayment of debt and restrictions on asset sales, additional debt or liens, issuance of equity, and dividends. We were in compliance with these covenants as of June 30, 2006.
Investor Teleconference
We invite you to participate in a teleconference with our executive management covering the 2006 fiscal third quarter financial results. The investor teleconference will be held today at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2841 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference conference ID# 7365636. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast is available at our website at www.apfc.com, and will be available for replay until our next quarterly investor teleconference.
Risk Factors/Forward Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including without limitation all statements regarding the level of backlog and orders, the prospects for improvements in operating profits of our business segments, requirements for our cash, and the stability of baseline demand for our products. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Actual results may differ materially from those set forth in the release due to risks and uncertainties inherent in the Company’s business. Factors that might cause such differences include, but are not limited to, the risk of any reduction or changes in NASA or U.S. government military spending, the loss of any one of our limited number of customers, the failure of continued appropriations by Congress for our customers’ existing or future U.S. government contracts, cost over-runs on our fixed price contracts, termination of the U.S. government contracts at its convenience, complex procurement regulations, environmental concerns, our substantial amount of debt, the restrictive debt covenants and the cost of servicing such debt, the ability to secure and maintain adequate liquidity to manage our operations, the hazardous nature of our product, the disruption of the supply of key raw materials, our inability to adapt to rapid technological changes, and risks associated with our acquisition of the AFC
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 - pg. 5

Business, including, but not limited to, integration risks and costs, the AFC Business not achieving expected financial results or synergies or otherwise perform as expected and the risks associated with the operations of the AFC Business, and the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. Readers of this release are referred to the Company’s Annual Report on Form 10-K for the year ended September 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 for further discussion of these and other factors that could affect future results. The forward-looking statements contained in this news release are made as of the date hereof and American Pacific assumes no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements. In addition, the operating results and cash flows for the three months and nine months ended June 30, 2006, are not necessarily indicative of the results that will be achieved for future periods.
About American Pacific Corporation
American Pacific is a chemical and aerospace company with the following products: (i) fine chemicals in the form of active pharmaceutical ingredients and registered intermediates, (ii) perchlorate chemicals used in space propulsion and other applications, (iii) liquid in-space propellant thrusters used for attitude control on satellites, (iv) Halotron, a clean fire extinguishing agent, (v) sodium azide and other energetic products used in various applications and (vi) water treatment equipment. Fine chemicals are produced at Ampac Fine Chemicals (AFC) in Rancho Cordova, California. Perchlorates and other energetic chemicals as well as Halotron and water treatment equipment (PSI) are manufactured at the Wecco division in Cedar City, Utah. The in-space propulsion business, Ampac-ISP, is located at Niagara Falls, New York, and Westcott in the U.K. American Pacific also participates in a joint venture, Energetic Systems, Inc. (ESI), that manufactures packaged explosives at facilities in Hallowell, Kansas and Oklahoma City, Oklahoma. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 - pg. 6

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues	$42,840	$12,580	$99,102	$41,634
Cost of Revenues	30,931	9,517	70,288	28,357

Gross Profit	11,909	3,063	28,814	13,277
Operating Expenses	10,187	5,793	26,468	17,462
Environmental Remediation Charges	—	22,400	2,800	22,400

Operating Income (Loss)	1,722	(25,130)	(454)	(26,585)
Interest and Other Income	55	176	978	433
Interest Expense	3,280	—	7,405	—

Loss from Continuing Operations before Income Tax	(1,503)	(24,954)	(6,881)	(26,152)
Income Tax Benefit	(642)	(9,241)	(2,624)	(9,699)

Loss from Continuing Operations	(861)	(15,713)	(4,257)	(16,453)
Loss from Discontinued Operations, Net of Tax	(192)	(79)	(439)	(236)
Extraordinary Gain, Net of Tax	—	—	—	1,622

Net Loss	$(1,053)	$(15,792)	$(4,696)	$(15,067)

Basic Earnings (Loss) Per Share:
Loss from Continuing Operations	$(0.12)	$(2.15)	$(0.58)	$(2.26)
Discontinued Operations, Net of Tax	(0.02)	(0.01)	(0.06)	(0.03)
Extraordinary Gain, Net of Tax	—	—	—	0.22

Net Loss	$(0.14)	$(2.16)	$(0.64)	$(2.07)

Diluted Earnings (Loss ) Per Share:
Loss from Continuing Operations	$(0.12)	$(2.15)	$(0.58)	$(2.26)
Discontinued Operations, Net of Tax	(0.02)	(0.01)	(0.06)	(0.03)
Extraordinary Gain, Net of Tax	—	—	—	0.22

Net Loss	$(0.14)	$(2.16)	$(0.64)	$(2.07)

Weighted Average Shares Outstanding:
Basic	7,304,000	7,297,000	7,299,000	7,294,000
Diluted	7,304,000	7,297,000	7,299,000	7,294,000
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 - pg. 7

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited, Dollars in Thousands)

	June 30,	September 30,
	2006	2005

ASSETS
Current Assets:
Cash and Cash Equivalents	$5,189	$37,213
Accounts and Notes Receivable	23,782	12,572
Inventories	35,064	13,818
Prepaid Expenses and Other Assets	4,799	1,365
Deferred Income Taxes	834	834
Assets of Discontinued Operations Held for Sale	10,676	—

Total Current Assets	80,344	65,802
Property, Plant and Equipment, Net	109,432	15,646
Intangible Assets, Net	21,609	9,763
Deferred Income Taxes	19,312	19,312
Other Assets	5,234	4,477

TOTAL ASSETS	$235,931	$115,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$12,187	$5,231
Accrued Liabilities	5,557	2,786
Employee Related Liabilities	3,296	2,023
Environmental Remediation Reserves	1,750	4,967
Deferred Revenues	3,875	792
Current Portion of Debt	6,614	768
Liabilities of Discontinued Operations Held for Sale	3,582	—

Total Current Liabilities	36,861	16,567
Long-Term Debt	103,420	—
Environmental Remediation Reserves	15,980	15,620
Pension Obligations and Other Long-Term Liabilities	9,169	8,144

Total Liabilities	165,430	40,331

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — No par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $.10 par value; 20,000,000 shares authorized, 9,357,287 and 9,331,787 issued	935	932
Capital in Excess of Par Value	86,649	86,187
Retained Earnings	1,510	6,206
Treasury Stock — 2,034,870 shares	(16,982)	(16,982)
Accumulated Other Comprehensive Loss	(1,611)	(1,674)

Total Shareholders’ Equity	70,501	74,669

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$235,931	$115,000

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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 - pg. 8

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Nine Months Ended
	June 30,
	2006	2005

Cash Flows from Operating Activities:
Net Loss from Continuing Operations	$(4,257)	$(16,453)
Adjustments to Reconcile Net Income (Loss) from Continuing
Operations to Net Cash from Operating Activities:
Depreciation and amortization	14,166	4,205
Non-cash interest expense	2,314	—
Share-based compensation	287	—
Deferred income taxes	—	(9,613)
Gain on sale of assets	(610)	—
Changes in operating assets and liabilities:
Accounts receivable	(5,399)	4,424
Inventories	(6,273)	(2,485)
Prepaid expenses	(3,461)	(724)
Accounts payable and accrued liabilities	6,361	750
Deferred revenues	(284)	—
Environmental remediation reserves	(2,857)	22,400
Other	618	354
Discontinued operations, net	482	(425)

Net cash provided by operating activities	1,087	2,433

Cash Flows from Investing Activities:
Acquisition of businesses	(108,462)	(4,468)
Capital expenditures	(13,429)	(1,354)
Proceeds from sale of assets	2,395	—
Discontinued operations, net	(403)	(257)

Net Cash Used in Investing Activities	(119,899)	(6,079)

Cash Flows from Financing Activities:
Proceeds from the issuance of long-term debt	85,000	—
Payments of long-term debt	(496)	—
Short-term borrowings, net	4,000	—
Debt issuance costs	(1,782)	—
Other	158	163
Discontinued operations, net	(92)	300

Net Cash Provided by Financing Activities	86,788	463

Net Change in Cash and Cash Equivalents	(32,024)	(3,183)
Cash and Cash Equivalents, Beginning of Period	37,213	23,777

Cash and Cash Equivalents, End of Period	$5,189	$20,594

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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 - pg. 9

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)
Operating Segment Data:

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues:
Specialty Chemicals	$11,098	$9,309	$32,282	$28,330
Fine Chemicals	25,889	—	49,992	—
Aerospace Equipment	5,232	2,842	13,366	8,721
Other Businesses	621	429	3,462	4,583

Total Revenues	$42,840	$12,580	$99,102	$41,634

Segment Operating Income (Loss):
Specialty Chemicals	$1,563	$890	$8,515	$3,996
Fine Chemicals	3,758	—	4,434	—
Aerospace Equipment	445	(104)	764	(352)
Other Businesses	(456)	(40)	215	3,013

Total Segment Operating Income (Loss)	5,310	746	13,928	6,657
Corporate Expenses	(3,588)	(3,476)	(11,582)	(10,842)
Environmental Remediation Charges	—	(22,400)	(2,800)	(22,400)
Interest and Other Income (Expense), Net	(3,225)	176	(6,427)	433

Loss from Continuing Operations before Tax	$(1,503)	$(24,954)	$(6,881)	$(26,152)

Depreciation and Amortization:
Specialty Chemicals	$1,287	1,277	$3,849	3,799
Fine Chemicals	4,486	—	9,834	—
Aerospace Equipment	19	6	54	6
Other Businesses	3	3	9	9
Corporate	139	132	420	391

Total Depreciation and Amortization	$5,934	$1,418	$14,166	$4,205

Reconciliation of Loss from Continuing Operations before Tax to EBITDA:

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Loss from Continuing Operations before Tax	$(1,503)	$(24,954)	$(6,881)	$(26,152)

Interest expense (income), net	3,225	(176)	6,427	(433)
Depreciation and amortization	5,934	1,418	14,166	4,205
Share-based compensation	54	—	287	—

EBITDA (a)	$7,710	$(23,712)	$13,999	$(22,380)

(a)	EBITDA (defined as income (loss) before income taxes, extraordinary gain, net interest expense, depreciation and amortization, and share-based compensation) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure. EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry. In addition, EBITDA is a significant measurement for covenant compliance under our credit facilities. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 - pg. 10